As filed with the Securities and Exchange Commission on September 14, 2021.

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CS Disco, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	46-4254444
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3700 N. Capital of Texas Hwy.

Suite 150

Austin, Texas 78746

(833) 653-4726

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Kiwi Camara

Chief Executive Officer

CS Disco, Inc.

3700 N. Capital of Texas Hwy.

Suite 150

Austin, Texas 78746

(833) 653-4726

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Nicole Brookshire Jodie Bourdet Nicolas H.R. Dumont Trey Reilly Cooley LLP 55 Hudson Yards New York, New York 10001 (212) 479-6000	Michael Lafair Chief Financial Officer CS Disco, Inc. 3700 N. Capital of Texas Hwy. Suite 150 Austin, Texas 78746 (833) 653-4726	Joanne R. Soslow Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103 (215) 963-5000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-259479

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered(1)	Proposed Maximum Offering Price per Security(2)(3)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.005 par value per share	550,000	$53.00	$29,150,000	$3,181

(1)

Represents only the number of shares being registered pursuant to this registration statement, which includes 50,000 shares that the underwriters have the option to purchase, and are in addition to the 5,500,000 shares that were registered pursuant to the Registrant’s registration statement on Form S-1 (File No. 333-259479), which included 500,000 shares that the underwriters have the option to purchase.

(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price.
(3)

The Registrant previously registered securities having a proposed maximum aggregate offering price of $345,840,000 on its Registration Statement on Form S-1 (File No. 333-259479), which was declared effective by the Securities and Exchange Commission on September 14, 2021. In accordance with Rule 462(b) under the Securities Act, an additional number of securities having a proposed maximum offering price of $29,150,000 are hereby registered, which includes securities issuable upon the exercise of the underwriters’ option to purchase additional shares.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE

This Registration Statement (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) with respect to the registration of additional shares of common stock, par value $0.005 per share (the “Common Stock”), of CS Disco, Inc. (the “Registrant”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement incorporates by reference the contents of, including all amendments and exhibits thereto, the Registration Statement on Form S-1 (File No. 333-259479) (the “Prior Registration Statement”), which the Commission declared effective on September 14, 2021, and is being filed solely for the purpose of increasing the number of shares of Common Stock to be offered in the public offering by 550,000 shares, including 50,000 shares of Common Stock that may be sold pursuant to the underwriters’ option to purchase additional shares of Common Stock from the selling stockholders named in the Prior Registration Statement. The additional shares of Common Stock that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Cooley LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Cooley LLP (included on Exhibit 5.1).

24.1	Power of Attorney (included on signature page to the Registrant’s Prior Registration Statement (File No. 333-259479) originally filed with the Commission on September 13, 2021 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Austin, Texas, on September 14, 2021.

CS DISCO, INC.

By:	/s/ Kiwi Camara
Name: Kiwi Camara
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Kiwi Camara	Chief Executive Officer	September 14, 2021
Kiwi Camara	(Principal Executive Officer)

/s/ Michael Lafair	Chief Financial Officer	September 14, 2021
Michael Lafair	(Principal Financial and Accounting Officer)

*	Chair of the Board of Directors and Director	September 14, 2021
Krishna Srinivasan

*	Director	September 14, 2021
Tyson Baber

*	Director	September 14, 2021
Susan L. Blount

*	Director	September 14, 2021
Colette Pierce Burnette

*	Director	September 14, 2021
Aaron Clark

*	Director	September 14, 2021
Robert P. Goodman

*	Director	September 14, 2021
Scott Hill

*	Director	September 14, 2021
James Offerdahl

*By:	/s/ Michael Lafair
Michael Lafair
Attorney-in-Fact